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Exhibit 99.1

PPT VISION	PPT VISION, INC. 12988 VALLEY VIEW ROAD EDEN PRAIRIE, MN 55344 USA TELEPHONE 952 996 9500 FACSIMILE 952 996 9501	For more information contact Timothy C. Clayton Chief Financial Officer e-mail: ir@pptvision.com www.pptvision.com

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PPT VISION, Inc. Reports Third Quarter Fiscal 2003 Results

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  Revenue Exceeds $2.0 Million in Quarter; Grows 21% Year-to-Date

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  Quarterly Net Loss Reduced by 36%

        MINNEAPOLIS, August 15, 2003 / PR Newswire /—PPT VISION, Inc. (Nasdaq: PPTV) today announced financial results for the third quarter ended July 31, 2003. Net revenues for the third quarter were $2,019,000, which is approximately the same as the third quarter of last fiscal year. The Company's net loss for the quarter was decreased by 36% to approximately $950,000 or $0.09 per share from almost $1.5 million or $0.16 per share for the same period in fiscal 2002.

        For the nine-month period, net revenues increased 21% to $6.4 million, compared with $5.3 million for the previous year. The Company reported a net loss of $3.9 million, an improvement of 17% compared to a net loss of $4.7 million during the first nine months of the previous year. Net loss per share for the nine-month period was $0.39 cents versus a net loss per share of $0.69 cents in the prior year.

        "Our quarterly revenues were essentially flat with the prior year and slightly lower than last quarter due to the sluggish nature of capital spending in the manufacturing sector," stated Mr. Joseph C. Christenson, President of PPT VISION, Inc. "We continue to be cautiously optimistic that we are beginning to see the early stages of a recovery in our markets but as this quarter indicates, the return to normal conditions will be gradual."

        Despite the fact that quarterly revenues were flat with the prior year, PPT was able to significantly reduce the net loss for the quarter due to the cost containment measures that were recently implemented. As previously disclosed in May 2003, the Company took several additional actions to reduce operating costs including a 17% reduction in our workforce. In connection with this action, PPT incurred severance costs of approximately $126,000 which were recorded in the quarter. The full benefit of these cost cutting measures will be realized in the fourth quarter.

        "We have taken a hard look at our cost structure and implemented actions that will lower our operating costs and implement a more focused business mission to enable us to reach profitability," stated Mr. Christenson. "As a result of these actions, we have significantly lowered our quarterly break even revenue requirement, before non-cash charges, to approximately $2.7 million."

        During the quarter, the Company also announced that it is lowering the exercise price on the 2.2 million warrants that were issued in connection with the Company's 2002 Shareholder Rights Offering to $0.70 per share. The Company believes that it is in the best interests of the Company and its shareholders to lower the exercise price to a level close to current market price in order to encourage exercise of the warrants. The warrants expire on September 30, 2003. The Company will begin mailing information about the warrant price revision to warrant holders early in the week of August 18, 2003. The Company will utilize the funds raised through the exercise of the warrants to strengthen the Company's financial position and provide working capital for its operations.

        Also during the quarter the Company introduced its new IMPACT™ CL machine vision micro-system. This inspection system communicates with the emerging open industrial digital communication standard called Camera Link™. This enables the IMPACT CL system with its easy-to-use Inspection Builder™ software to communicate with dozens of different industrial cameras manufactured by a wide variety of companies including high resolution, linescan, and color cameras. PPT VISION has now shipped over 100 IMPACT units as this very important new 2D machine vision inspection device is continuing to gain positive customer acceptance.

        "We continue to appreciate the strong support of our shareholders and the ongoing dedication and effort of our employees. We firmly believe that in view of our strong IMPACT™ 2D and SpeedScan 3D™ product offerings and our cost reduction and business focusing efforts, PPT is well positioned to realize future revenue growth and profitability as stronger levels of manufacturing capital spending gain traction in the quarters ahead," concluded Mr. Christenson.

        PPT VISION, Inc. develops and markets 2D and 3D machine vision-based automated inspection systems for manufacturing applications. Machine vision-based systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's 2D and 3D machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's SpeedScan 3D™ sensor product incorporates PPT VISION's patented high-speed Scanning Moiré Interferometry™ technology. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at www.pptvision.com.

Conference Call

        The Company has scheduled a conference call for 10:00 a.m. CDT on Friday, August 15, 2003. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-9205. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to www.vcall.com.

        A digital replay of the third quarter conference call will be available shortly after the completion of the live call and until August 21st at 11:59 p.m. (Eastern). To access the replay please use the following numbers: U.S. = 877-660-6853 or International = 201-612-7415. The replay passcodes are: Account #1628 and Confirmation #72086. The full conference call will also be available for replay at www.vcall.com.

Forward Looking Statements

        The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

        The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from third parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2002 and other reports filed with the Securities and Exchange Commission.

PPT VISION, Inc.
Condensed Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002
Net revenues	$2,019	$2,027	$6,380	$5,290
Cost of sales	904	1,007	3,133	2,748

Gross profit	1,115	1,020	3,247	2,542
Operating expenses:
Sales and marketing	742	945	2,407	2,594
General and administrative	513	424	1,461	1,269
MSD closure costs	—	—	362	—
Research and development	820	1,157	2,956	3,414

Operating expenses	2,075	2,526	7,186	7,277

Loss from operations	(960)	(1,506)	(3,939)	(4,735)
Interest and other income	10	14	31	51

Net loss	$(950)	$(1,492)	$(3,908)	$(4,684)

Basic and diluted loss per share	$(0.09)	$(0.16)	$(0.39)	$(0.69)
Shares used to compute
Basic and diluted loss per share	10,099,045	9,361,372	10,078,429	6,809,303

PPT VISION, Inc.
Condensed Balance Sheets
(In thousands)

	July 31, 2003	October 31, 2002
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$745	$2,932
Accounts receivable, net	2,353	1,843
Inventories	1,137	1,853
Other current assets	257	294

Total current assets	4,492	6,922
Fixed assets, net	834	1,417
Intangible assets, net	2,337	2,598

Total assets	$7,663	$10,937

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,229	$1,269
Deferred revenue—customer advances	625	—
Other current liabilities	26	24

Total current liabilities	1,880	1,293
Total shareholders' equity	5,783	9,644

Total liabilities and shareholders' equity	$7,663	$10,937

08/15/03

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PPT VISION, Inc. Reports Third Quarter Fiscal 2003 Results